Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BY-LAWS OF

TAKE-TWO INTERACTIVE SOFTWARE, INC.,

a Delaware Corporation

The board of directors of Take-Two Interactive Software, Inc. (the “corporation”) desires to amend the Amended and Restated By-laws of the corporation, effective March 24, 2008, as follows:

1. Article II, Section 5 of the By-laws shall be amended and restated in its entirety as follows:

“Section 5.             Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the executive chairman, non-executive chairman, chief executive officer or president and shall be called by the executive chairman, non-executive chairman, chief executive officer, president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.  Such request shall state the purpose or purposes of the proposed meeting.”

2. Article II, Section 12 of the By-laws shall be amended and restated in its entirety as follows:

“Section 12.

A.            Annual Meetings of Stockholders.

1.             Nominations of persons for election to the board of directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the board of directors or (c) by any stockholder of the corporation who (i) was a stockholder of record or, solely with respect to the annual meeting of stockholders to be held in 2008, a beneficial owner of shares of common stock of the corporation at the time of notice is given by such stockholder pursuant to this Section 12, (ii) is entitled to vote at the meeting or, solely with respect to the annual meeting of stockholders to be held in 2008, is a beneficial owner of shares of common stock of the corporation at any time during the period commencing as of the close of business on the record date for such meeting and ending as of the close of business on April 15, 2008 (the second (2nd) business day preceding the date such meeting is currently scheduled for); and (iii) complies with the notice procedures set forth in this Section 12.

2.             For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 12, the stockholder must have given timely notice thereof in writing to the secretary of the corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that (I) if either (x) the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date, or (y) no annual meeting of stockholders was held in the previous year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the close of business on the tenth (10th) day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever occurs first, and (II) with respect to the annual meeting of stockholders to be held in 2008, notice by the stockholder to be timely must be so delivered not later than the close of business on April 15, 2008 (the second (2nd) business day preceding the date such meeting is currently scheduled for). Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder; (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (iii) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the board of directors, in accordance with the Corporate Governance Guidelines of the corporation; (b) as to any other business that the stockholder proposes to bring before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the by-laws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made; (c) as to a record stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such record stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the corporation which are owned beneficially and of record by such record stockholder and such beneficial owner, and (iii) a representation that the stockholder giving the notice is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; (d) solely with respect to the annual meeting of stockholders to be held in 2008, as to a beneficial owner of shares of common stock of the corporation giving such notice, (i) the name and address of such beneficial stockholder, (ii) the class and number of shares of capital stock of the corporation which are owned beneficially by such beneficial owner, and (iii) a representation that the stockholder giving the notice is a beneficial owner of shares of common stock of the corporation, and that such beneficial owner will appear in person at the meeting (including by way of attendance by such beneficial owner or his, her, or its agent as duly authorized proxy) to propose such business or nomination; and (e) as to a record stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (or solely with respect to the annual meeting of stockholders to be held in 2008, as to the beneficial owner giving the notice), a representation whether such record stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination.  Solely with respect to the annual meeting of stockholders to be held in 2008, if the notice contemplated by this Section 12 is given by a beneficial owner of shares of common stock of the corporation, then such notice shall be accompanied by documentary evidence of beneficial ownership of common stock of the corporation and shall state that the documentary evidence is a true and correct copy of what it purports to be.  The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

3.             Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 12 to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred five (105) days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders (or, if the annual meeting is held more than thirty (30) days before or thirty (30) days after such anniversary date, at least one hundred five (105) days prior to such annual meeting), a stockholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the corporation not later than the close of business on the fifteenth (15th) day following the day on which such public announcement is first made by the corporation.

4.             Solely with respect to the annual meeting of stockholders to be held in 2008, the term “stockholder,” as used in this Section 12 as that term relates to giving the notice contemplated by this Section 12, refers to both any stockholder of record and any beneficial owner of shares of common stock of the corporation unless the context specifically refers to a “record stockholder” or “stockholder of record.”  Nothing in this Section 12 shall be construed to confer upon any persons other than stockholders of record as of the record date for any meeting of stockholders of the corporation the right to vote, in person or by proxy, at such meeting.

B.            Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (a) by or at the direction of the board of directors or (b) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time notice provided for in this Section 12 is delivered to the secretary of the corporation, who is entitled to vote at the meeting and upon such election, who complies with the notice procedures set forth in this Section 12. If the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Section 12 shall be delivered to the secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the later of (x) the close of business of the ninetieth (90th) day prior to such special meeting or (y) the close of business of the fifteenth (15th) day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

C.            General.

1.             Only such persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. Except as otherwise provided by law, the certificate of incorporation or these by-laws, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 12 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by Section 12(A)(2)(c)(iii) or
12(A)(2)(d), as the case may be) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 12 (including, solely with respect to the annual meeting of stockholders to be held in 2008, whether the proponent of such nomination or business was a stockholder of record or a beneficial owner of shares of common stock of the corporation at the required time pursuant to Section 12(A)(1)(c)), to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 12(C), if the stockholder (or a qualified representative of the stockholder)

does not appear at the annual or special meeting of stockholders of the corporation, in person or by proxy, to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.

2.             The board of directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate, convenient or desirable. Subject to such rules and regulations of the board of directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures, and to do all such acts as, in the judgment of such chairman, are necessary, appropriate, convenient or desirable for the proper conduct of the meeting, including, without limitation, establishing (i) an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on participation in such meeting to (w) stockholders of record of the corporation, (x) solely with respect to the annual meeting of stockholders to be held in 2008, beneficial owners of shares of common stock of the corporation who have provided proper and timely notice of a nomination or other business to be brought before such meeting in accordance with Section 12(A)(2), (y) duly authorized and constituted proxies of the persons specified in clauses (x) and (y) of this Section 12(C)(2)(iii), and (z) such other persons as the chairman shall permit, (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof, (v) limitations on the time allotted to questions or comment by participants, (vi) regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot, and (vii) the authority to conclude or adjourn the meeting with or without stockholder approval. Unless, and to the extent, otherwise determined by the board of directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

3.             For purposes of this Section 12, (a) “public announcement” and “was made public” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; (b) the “close of business” on a particular day shall mean 5:00 p.m. local time in New York, New York on such day; and (c) any notice required to be delivered hereunder shall be valid only if delivered to the corporate headquarters of the corporation, currently located at 622 Broadway, 6th Floor New York, New York, to the attention of the General Counsel of the corporation.

4.             Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 12 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the certificate of incorporation.”

3. Article III, Section 7 of the By-laws shall be amended and restated in its entirety as follows:

“Section 7.             Special meetings of the board may be called by the executive chairman, non-executive chairman, chief executive officer or president on reasonable notice to each director, either personally or by mail or by facsimile or by electronic transmission; special meetings shall be called by the executive chairman, non-executive chairman, chief executive officer, president or secretary in like manner and on like notice on the written request of only one director.”

4. Article V, Section 1 of the By-laws shall be amended and restated in its entirety as follows:

“Section 1.             The officers of the corporation shall include a chief executive officer, a president, a vice-president, a secretary and a treasurer.  The secretary and treasurer shall be chosen by the board of directors.  The chief executive officer and the president shall be appointed and may be removed at any time, with or without cause, by the executive chairman, with approval of the compensation committee of the board of directors.  The holders of a majority of the outstanding shares of the corporation or the board of directors may elect an executive chairman, who need not be a director and, unless otherwise determined by the board of directors, shall be an officer of the corporation and who shall preside at all meetings of the stockholders and the board of directors.  Any number of offices may be held by the same person, unless the certificate of incorporation or these by-laws otherwise provide.”

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